Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE1

Monthly Period	February 1, 2003 - February 28, 2003
Payment Date	03/25/03

Aggregate Amount Collected for the Collection Period
	Interest	$2,694,643.24
	Principal Collections	$35,492,629.52
	Substition Amounts	$—
Application of Collected Amounts
Applied in the following order of priority:
(i )	Enhancer Premium		$121,451.98
(ii)	Noteholder’s Interest		$1,260,729.17
(iii)	Principal Collections to Funding Account		$5,841,502.16
(iv)	Excess Spread (during Revolving)		$1,297,857.27
(v )	Excess Spread (during AP)		$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)		$—
(vii)	Noteholder’s Principal Distribution		$—
(viii)	Enhancer for Prior Draws		$—
(ix)	Liquidation Loss Amount		$—
(x )	Enhancer		$—
(xi)	Interest Shortfalls		$—
(xii)	Indenture Trustee		$—
(xiii)	Certificates		$—
Balances
	Beginning Note Balance		$950,000,000.00
	Ending Note Balance		$950,000,000.00
		Change	$—
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$961,070,759.30
	Ending Pool Balance		$955,229,257.14
		Change	$5,841,502.16
	Beginning Principal Balance		$961,070,759.30
	Ending Principal Balance		$955,229,257.14
		Change	$5,841,502.16
	Additional Draws		$29,654,942.67
	Beginning Additional Balance		$5,208,950.19
	Additional Balance Increase (Draws less Payments less Funding)		$—
	Ending Additional Balance Increase Amount		$5,208,950.19

Delinquencies
	#			$
Two statement cycle dates:			2		$140,966.16
Three statement cycle dates:			4		$47,361.99
Four statement cycle dates:		—			$—
Five statement cycle dates:		—			$—
Six statement cycle dates:		—			$—
Seven + statement cycle dates:		—			$—
Foreclosures		—			$—
REO		—			$—
Liquidation Loss Amount			1		$3,815.31
Other Information
Gross WAC for Collection Period					4.539%
Net WAC Rate for Collection Period					3.887%
Mortgage Loans Repurchased ( # / $ )			0		$—
Beginning Pre-funding Account Balance					$—
Beginning Funding Account Balance					$804,335.07
Beginning Captialized Interest Account Balance					$—
Ending Pre-funding Account Balance					$—
Ending Capitalized Interest Account Balance					$—
Ending Funding Account Balance					$7,139,359.43
Overcollateralization Amount (Beginning)					$11,875,094.37
Overcollateralization Target					$14,250,000.00
Overcollateralization Amount (Ending)					$12,368,616.57
Certificate Balance					$5,208,950.19
Gross CPR (1 mo. Annualized)					36.336%
Net CPR (1 mo. Annualized)					7.055%
Draw Rate (1 mo. Annualized)					31.344%
WAM					224.63
AGE					8.06

Wachovia Bank, National Association as Servicer
By:
Name:	April Hughey
Title:	Vice President